Exhibit 99.1

TheStreet Announces Distribution to Stockholders

Board of Directors Approves 1-for-10 Reverse Stock Split

NEW YORK, April 3, 2019 -- TheStreet, Inc. (Nasdaq: TST) a leading financial news and information company, today announced that its Board of Directors has declared a special cash distribution in the amount of approximately $94.3 million or $1.77 per share. In connection with the distribution, the Board of Directors has approved a 1-for-10 reverse stock split of TheStreet’s common stock.

“This distribution allows us to return significant value to our stockholders at this time while also maintaining the flexibility and capital needed to effectively run the B2C business as we continue to explore strategic opportunities,” commented Eric Lundberg, Chief Executive Officer and Chief Financial Officer of TheStreet. “We will also continue to evaluate our cash position and operating performance with an eye towards making an additional cash distribution of up to $0.08 later this year and we look forward to updating the market on our progress over the coming months.”

Distribution

The special distribution consists of the net proceeds from the sale of the Company’s B2B business to Euromoney and a portion of current cash on hand. The Company estimates that its cash on hand immediately following the distribution and after payment of expenses and certain deal-related costs, and excluding amounts currently held in escrow, will be approximately $18.5 – $21.5 million in the aggregate.

The distribution will be payable on April 22, 2019 to stockholders of record on April 15, 2019. The Company expects Nasdaq to set the ex-dividend date as April 23, 2019. Stockholders who sell their shares after the record date and prior to the ex-dividend date will also be selling their right to receive the special cash distribution.

The Company also announced that the Board of Directors approved a change in the Company’s fiscal and tax year, which effective April 1, 2019, shall end on March 31 of each year, and a plan of partial liquidation with respect to its B2B operations. As a result, a portion of the distribution will be treated as a partial liquidation for federal income tax purposes with the remaining portion treated as a non-dividend distribution for US tax purposes.

Additional information regarding the specifics of the distribution will be posted on the investor relations section of TheStreet’s website shortly following the payment of the distribution.

Reverse Stock Split

The 1-for-10 reverse stock split will be effective with the opening of trading on April 26, 2019 and the Company’s common stock is expected to trade on Nasdaq on a split-adjusted basis under the CUSIP number 88368Q 202 at such time. As a result of the reverse stock split, the total number of shares of common stock held by each stockholder will be converted automatically into the number of whole shares of common stock equal to the number of shares of common stock held by such stockholder immediately prior to the reverse stock split, divided by 10.

As previously disclosed, on February 12, 2019, the Company’s stockholders approved a proposal authorizing the Company’s Board of Directors to effect a reverse stock split by a ratio of not less than 1-for-5 and not more than 1-for-20. The reverse stock split uniformly affects all issued and outstanding shares of the Company’s common stock. The reverse stock split will not alter any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split results in fractional shares. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive cash in lieu of such fractional share based upon the closing price of the Company’s common stock on April 25, 2019.

The reverse stock split will reduce the number of shares of common stock outstanding from approximately 53.3 million to approximately 5.3 million. The number of authorized shares of common stock under the Company’s Restated Certificate of Incorporation will also be proportionately reduced from 100 million shares to 10 million shares.

American Stock Transfer & Trust Company, LLC is acting as the exchange agent and transfer agent for the reverse stock split and will provide instructions to stockholders with physical certificates regarding the exchange of their pre-split stock certificates for post-split shares held in book-entry form through the Depository Trust Company’s Direct Registration System.

About TheStreet

TheStreet, Inc. (NASDAQ: TST, www.t.st) is a leading financial news and information provider to investors and institutions worldwide. The Company's flagship brand, TheStreet (www.thestreet.com), has produced unbiased business news and market analysis for individual investors for more than 20 years.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the Company’s capital needs, ongoing consumer business and strategic opportunities. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company's filings with the Securities and Exchange Commission ("SEC") that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment; our ability to drive revenue, and increase or retain current subscription revenue, particularly in light of the investments in our expanded news operations; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC's website at www.sec.gov. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact: Kate Beers, Brunswick Group, 212-333-3810, TheStreet at brunswickgroup.com